Exhibit 107

CALCULATION OF FILING FEE TABLES

S-8

Dauch Corporation

Table 1: Newly Registered Securities1

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	(1)	Other	5,250,000(1)	$7.9450(2)	$41,711,250.00	0.0001381	$5,760.32

Total Offering Amounts:						$41,711,250.00		5,760.32
Total Fee Offsets:								0.00
Net Fee Due:								$5,760.32

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Dauch Corporation (the “Registrant”) that become issuable under the Dauch Corporation 2026 Inducement Omnibus Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $7.945 per share of Common Stock, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on January 30, 2026.